INFANTE, LAGO & COMPANY
                    Certified Public Accountants



                                     Biscayne Centre - Suite 288
                                     11900 Biscayne Boulevard
                                     North Miami, Florida 33181



February 14, 2000


SK Technologies Corporation
Ms. Susan Fedderman
500 Fairway Drive
Suite 104
Deerfield Beach, Florida 33441


     Re:  Consent of Independent Certified Public Accountants


Dear Ms. Fedderman,

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 0-18184) pertaining to the Amended and Restated 1995 Stock Option Plan of SK Technologies Corporation of our report dated June 25, 1999, with respect to the consolidated financial statements of SK Technologies Corporation included in its Annual Report (Form 10-KSB) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Infante, Lago & Company